Exhibit 99.1

AVX Corporation Reports Results for September 2003 Quarter

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- October 24, 2003 --

AVX Corporation (NYSE: AVX) reported that net sales were $267.3 million in the second quarter ended September 30, 2003. Chief Executive Officer and President, John Gilbertson, stated, "Sales increased 4% compared to the previous quarter and incoming orders were encouraging."

The net loss for the quarter ended September 30, 2003 was $77.0 million, or $0.44 per share. These results include pre-tax charges for restructuring expenses of $1.7 million (or $1.3 million and $0.01 per share on an after-tax basis) related to headcount reductions and adjustments to costs for a previous facility closure and $87.7 million (or $61.4 million and $0.35 per share on an after-tax basis) related to a previously announced charge recorded in cost of sales for the write-down of current tantalum materials and future tantalum purchase commitments to net realizable value.

Mr. Gilbertson went on to state, "Our financial position remains exceptionally strong with $678.1 million in cash and securities investments, and only $2.5 million of debt. We will continue to reduce our cost of production and administration which should lead to improved results."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading international manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avxcorp.com.

AVX Corporation
Consolidated Condensed Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2002	2003	2002	2003
Net sales	$295,425	$267,286	$590,304	$523,941
Cost of sales	272,853	266,258	546,535	518,904
Materials charge	-	87,720	-	87,720
Gross profit (loss)	22,572	(86,692)	43,769	(82,683)
Selling, general & administrative expense	23,874	19,910	46,912	40,977
Restructuring expense	-	1,652	-	4,463
Profit (loss) from operations	(1,302)	(108,254)	(3,143)	(128,123)
Other income	4,159	2,395	8,096	5,823
Income (loss) before income taxes	2,857	(105,859)	4,953	(122,300)
Provision (benefit) for taxes	1,863	(28,863)	2,649	(29,363)
Net income (loss)	$994	$(76,996)	$2,304	$(92,937)

Basic income (loss) per share	$0.01	$(0.44)	$0.01	$(0.54)
Diluted income (loss) per share	$0.01	$(0.44)	$0.01	$(0.54)

Weighted average common shares outstanding:
Basic	174,563	173,598	174,651	173,649
Diluted	174,902	173,598	175,333	173,649

Results for the quarter ended September 30, 2003 include a materials charge of $87.7 million, (or $61.4 million and $0.35 per share on an after-tax basis), for the write-down of current tantalum materials and future tantalum purchase commitments. In addition, operating results for the quarter ended September 30, 2003 include restructuring charges of $1.7 million, (or $1.3 million and $0.01 per share on an after-tax basis), related to worldwide headcount reductions from employee terminations and additional costs related to a previous facility closure.

Results for the six-month period ended September 30, 2003 include a materials charge of $87.7 million, (or $61.4 million and $0.35 per share on an after-tax basis), for the write-down of current tantalum materials and future tantalum purchase commitments. In addition, operating results for the six-month period ended September 30, 2003 include restructuring charges of $4.5 million, (or $3.2 million and $0.02 per share on an after-tax basis), related to worldwide headcount reductions from employee terminations and additional costs related to a previous facility closure.

AVX Corporation
Consolidated Condensed Balance Sheets
(in thousands)
	March 31,	September 30,
	2003	2003
		(unaudited)
Assets
Cash and cash equivalents	$504,866	$476,376
Short-term investments in securities	-	60,000
Accounts receivable, net	128,019	131,870
Inventories	358,739	324,513
Other current assets	86,333	99,182
Total current assets	1,077,957	1,091,941
Long-term investments in securities	210,631	141,695
Property, plant and equipment, net	327,700	305,301
Other assets	84,225	113,173
TOTAL ASSETS	$1,700,513	$1,652,110

Liabilities and Stockholders' Equity
Short-term bank debt	$3,422	$2,487
Accounts payable and accrued expenses	182,135	197,258
Total current liabilities	185,557	199,745
Other liabilities	51,800	67,484
TOTAL LIABILITIES	237,357	267,229
TOTAL STOCKHOLDERS' EQUITY	1,463,156	1,384,881
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,700,513	$1,652,110

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are included from time to time in documents AVX Corporation files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings, 843/946-0691
finance@avxus.com